Exhibit 10.13
January 19, 2023
Rajeeb Hazra
Re:    Offer Letter
Dear Raj:
I am pleased to confirm our offer to you to become President and Chief Executive Officer, Quantinuum (sometimes referred to as the “Company”), based in Broomfield, Colorado, reporting directly to me and the balance of the Quantinuum Board. Your first day of employment will be mutually agreed upon (“Effective Date”), subject to the terms and conditions of this offer letter.
In connection with your new role, you will be entitled to the following compensation and benefits package:
COMPENSATION
Base Salary: Your annual base salary will be $500,000. Base salary reviews occur annually and any adjustments are generally at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors. You will next be eligible for a base salary review in March of 2024.
Annual Incentive Compensation: Your target incentive compensation opportunity will be 40% of your annual cash base salary earnings during the year. Your actual incentive compensation award (“IC Award”) shall be based upon your performance against established performance measures established by the Board. IC Awards are paid in the first quarter of the following year (e.g., 2024 for 2023 services).
Annual Long-Term Incentive Awards: If the Quantinuum Board authorizes the adoption of an annual long-term incentive (“LTI”) plan, you will be eligible for such awards (“LTI Awards”) as determined by the Company’s Board in its discretion. The actual size and mix of your LTI Awards will be determined by the Company’s Board based on your performance and future career potential with Quantinuum. The terms of all LTI Awards, if any, will be governed by the terms of the applicable LTI plan and the relevant award agreements. Moreover, the Company reserves the right to modify the design or mix of the LTI award program in the future.
SIGN-ON AWARDS
You will receive a cash sign-on bonus of $200,000, payable within 30 days of your start date. By signing this offer letter below, you agree to repay Quantinuum the gross sign-on bonus amount in one lump sum if you (i) resign your employment with Quantinuum, for any reason, or (ii) are involuntarily terminated for Cause,1 within 36 months of your Effective Date. If you do not repay Quantinuum the sign-on bonus when due, you authorize Quantinuum to deduct the repayment owed from your final paycheck or from any other monies payable to you by Quantinuum.
You will receive a grant of Honeywell International Inc. restricted stock units (“RSUs”) with a grant date value equal to $800,000. The RSUs shall be granted under, and shall be subject to the terms of, the applicable Stock Incentive Plan of Honeywell International Inc. and its Affiliates and governed by the relevant award agreement. The RSUs will vest on the first anniversary of the grant date, provided you continue to be employed by Quantinuum on such vesting date.
EQUITY AWARD UPON CHANGE OF CONTROL OR LIQUIDITY EVENT
Upon (i) a Change of Control of the Company,2 or (ii) an initial public offering of the Company’s securities (a “Liquidity Event”), you will receive an award of Company equity securities worth twenty-five million dollars ($25,000,000), as determined on the date of the Change of Control or Liquidity Event, as applicable (“Liquidity Award”). The Liquidity Award shall vest as follows:3
1.Twenty-Five Percent (25%) of the Liquidity Award shall vest, if at all, at the rate of six and one quarter percent (6.25%) per year on the first, second, third and fourth anniversaries of your Effective Date, provided in all cases you are still employed by the Company on such anniversary dates.
2.Seventy-Five Percent (75%) of the Liquidity Award shall vest, if at all, upon the attainment of performance goals established by the Board for the 2023 (15%), 2024 (20%), 2025 (20%) and 2026 (20%) performance years.

1    “Cause” means any of the following, as determined by the Company’s Board in consultation with counsel retained by the Board to advise on that determination: (i) clear evidence of a significant violation of the Company’s Code of Business Conduct; (ii) deliberate insubordination; (iii) willful failure to comply with written Company policy(ies); (iv) a fraud committed against Quantinuum; (v) the misappropriation, embezzlement or reckless or willful destruction of Company property; (vi) the willful failure to perform, or gross negligence in the performance of, your duties; (vii) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (viii) the knowing falsification of any records or documents of the Company; (ix) a significant breach of any statutory or common law duty of loyalty to the Company; (x) intentional and improper conduct that is significantly prejudicial to the business of the Company; or (xi) the failure to cooperate fully in a Company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation.

2    For purposes of this Offer Letter, “Change of Control” shall mean a transaction or a series of transactions (not otherwise qualifying as an initial public offering) whether by way of (i) merger or consolidation in which fifty percent (50%) or more of the outstanding voting securities of the Company are sold, transferred, or exchanged for securities or other consideration issued by an acquiring entity, (ii) the sale, transfer or exclusive license of all or substantially all of the assets of the Company, or (iii) the sale or transfer of fifty percent (50%) or more of the issued and outstanding capital stock of the Company to any person or entity.

3     Because these vesting milestones begin to run upon your date of hire, it is likely that you will already be partially vested in the Liquidity Award upon the date of the Change of Control or Liquidity Event.

In the event you voluntarily terminate your employment prior to a Change of Control or Liquidity Event, you shall nevertheless be treated as employed by the Company on the date of such Change of Control or Liquidity Event to the following extent:
●  20% of the Liquidity Award that had already vested if you terminate after two (2) years of service with the Company but before completing four (4) years of service with the Company.
●  50% of the Liquidity Award that had already vested if you terminate after four (4) years of service with the Company but before completing six (6) years of service with the Company.
● 60% of the Liquidity Award that had already vested if you terminate after completing six (6) years of service with the Company.
In the event you (i) are involuntarily terminated other than for Cause, or (ii) voluntarily initiate your own termination for Good Reason4 within the fifteen (15) month period commencing three (3) months prior to the date of a Change of Control or Liquidity Event, you will immediately vest in any unvested portions of the Liquidity Award described in 1 (but not 2) above.
STOCK OWNERSHIP GUIDELINES FOR QUANTINUUM OFFICERS
As an Executive Officer of the Company, you hereby agree that you may be required to hold Quantinuum shares in accordance with the Company’s Stock Ownership Guidelines, as may be adopted by the Board from time to time.
SEVERANCE BENEFITS
In the event you (i) are involuntarily terminated other than for Cause, or (ii) voluntarily initiate your own termination for Good Reason within the fifteen (15) month period commencing three (3) months prior to the date of a Change of Control or Liquidity Event, you will be entitled to twelve (12) months of base salary continuation. You will be required to execute a release of claims in favor of the Company and its affiliates, and you may be required to agree to certain non-disclosure covenants, as a condition of receiving severance benefits.
OTHER BENEFITS
You will be entitled to participate in such other employee benefit plans as are offered to other Company employees.

4     “Good Reason” shall mean your voluntary termination, within thirty (30) days following the expiration of any Company cure period, following the occurrence of one or more of the following, without your consent: (i) a material reduction of your title, duties, authority, or responsibilities, relative to your title, duties, authority, or responsibilities as in effect immediately prior to such reduction; or (ii) a material reduction by the Company of your annual base salary. You may not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the initial existence of the condition that you believe constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and such condition must not have been remedied by the Company within thirty (30) days following the date of such notice.

RELOCATION
You hereby agree to relocate to the Broomfield, Colorado area no later than December 31, 2023.5 You will be eligible for relocation assistance in accordance with the Company’s Executive Level relocation guidelines. If you fail to so relocate by December 31, 2023 (or such later date as may be extended by me, in my sole and absolute discretion), you agree that you will be (i) treated as a voluntary quit for all purposes, including but not limited to this Offer Letter, the Company’s relocation policy, severance benefits and equity awards, and (ii) separated from the Company.
ADVANCE NOTICE OF TERMINATION
In the event you voluntarily resign your employment with the Company without ninety (90) days advance notice to me (or my successor as the Company’s Board chairperson), you will forfeit all LTI Awards and Liquidity Awards.
PRE-EMPLOYMENT REQUIREMENTS
Your offer is also contingent upon non-objection from the CFIUS Monitoring Agencies that are parties to the National Security Agreement dated November 24, 2021, to which the Company is a party.
INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS
As a condition of this employment offer, you are required to execute (i) Quantinuum’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Quantinuum Noncompete Agreement for Select Management Employees” (“Noncompete Agreement”), both of which are attached hereto.
ACCEPTANCE OF OFFER
Please indicate your acceptance of this offer by electronically signing this offer letter, as well as the IP Agreement and Noncompete Agreement, via DocuSign.
Raj, we very much look forward to working with you. Your experience and background will be assets to our Company and we sincerely hope that you will accept this offer and join us.
If you have any questions or need any further information about our offer, please contact either me or Karen Mattimore directly.
Congratulations,

5     Until you relocate to Colorado, and when you are not traveling for business reasons, you may generally exercise your own judgement with respect to whether or when you are working at the Company’s headquarters location or remotely, as appropriate to achieve business goals.

Darius Adamczyk
Quantinuum
Board Chairman
Read and Accepted:

/s/ RAJEEB HAZRA	Jan 21, 2023 | 1:52 PM PST
RAJEEB HAZRA	Date
All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Quantinuum will be on an "at will" basis. This means that there is no guarantee of employment for any specific period, and either you or Quantinuum may terminate your employment at any time.